Exhibit 99

MEREDITH REPORTS FISCAL 2008 AND FOURTH QUARTER EARNINGS

DES MOINES, IA  (July 30, 2008) - Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2008 earnings per share of $2.83, including a special charge of $0.34. Excluding the special charge, Meredith's earnings per share were $3.17, in-line with prior company estimates.  Fiscal 2007 earnings per share were $3.31. Revenues in fiscal 2008 and fiscal 2007 were $1.6 billion.

Fourth quarter fiscal 2008 earnings per share were $0.41.  Excluding the special charge, earnings per share were $0.76.  Fiscal 2007 fourth-quarter earnings per share were $1.05. Fiscal 2008 fourth-quarter revenues were $385 million, compared to $428 million in the prior-year quarter.

Meredith recorded an after-tax special charge of $16 million in the fourth fiscal quarter, related primarily to the further repositioning of its book publishing business and selected reductions in force. Additional information on the special charge is available in Tables 1 and 2, and in Meredith's press release dated June 5, 2008.

After strong performance in the first half of fiscal 2008, the economic slowdown impacted Meredith's full-year performance, most notably in the fourth quarter. Meredith experienced lower advertising demand; a soft retail marketplace resulting in weaker sales and higher-than-expected returns in its book operation; and higher input costs, particularly for paper.

"We believe current economic trends are cyclical in nature and not structural as they pertain to our industry or Meredith in particular," said Stephen M. Lacy, Meredith's President and CEO, citing recently released data detailing audience measurement gains for the magazine and television industries. "We possess great brands, sound growth strategies, strong management and a committed and talented workforce. I'm confident we will emerge from this cycle in an even stronger and more competitive position."

Meredith is executing a three-pronged performance improvement plan to address the current environment. Meredith's strategies include:

  Special sales incentives and new marketing programs to maximize market share in its core publishing and broadcasting businesses;

  Aggressive expense management, including tight control of labor and vendor costs; and

  Revenue diversification initiatives to accelerate growth of new revenue streams, many of which are not dependent on traditional advertising. For example, in fiscal 2008 Meredith:

  Acquired two leading-edge companies - Big Communications and Directive - that further expand the capabilities of Meredith Integrated Marketing. Big Communications is a leader in business-to-business healthcare marketing. Directive possesses expertise in the sought-after field of database marketing.

  Expanded its brand licensing activities through an agreement with Wal-Mart for a line of more than 500 home products that will be available in Wal-Mart stores across the country beginning this fall. Meredith also entered into a licensing agreement with Realogy for a nationwide real estate franchise system that launched this month, and expanded its successful licensing agreement with Universal Furniture. All three programs leverage the tremendous power and versatility of the Better Homes and Gardens brand.

  Invested in new tools and platforms across its 40+ Web sites, including the launch of the Parents.com super-portal.

  Broadened the reach of Meredith Video Solutions - its in-house video creation unit - by distributing the Better daily lifestyle television show. Meredith also created a Parents-branded video on demand channel for Comcast and launched Parents.tv, a broadband video channel.

  Renegotiated several retransmission agreements for Meredith television stations, increasing fees 50 percent over the prior year.

Additionally, Meredith returned capital to shareholders in fiscal 2008 by repurchasing 3.2 million shares, nearly triple the amount repurchased in fiscal 2007. Meredith also increased its quarterly dividend rate by 16 percent - its 15th consecutive annual dividend increase.

OPERATING DETAIL

Publishing

Fiscal 2008 Publishing operating profit was $190 million. Excluding the special charge, operating profit was $215 million. Fiscal 2007 operating profit was $216 million. Total revenues were $1.3 billion and advertising revenues were $641 million, both comparable with the prior fiscal year.

Fourth quarter operating profit was $26 million. Excluding the special charge, operating profit was $50 million. Fiscal 2007 operating profit was $70 million. Total revenues were $306 million and advertising revenues were $153 million, compared to $345 million and $178 million, respectively, in fiscal 2007.

While overall fiscal 2008 Publishing advertising performance was comparable to the prior fiscal year, there was a marked contrast between the first half, when Meredith posted strong 11 percent growth, and weaker results in the second half, particularly in the fourth quarter.

This shift was attributed to the challenging economic environment faced by companies that operate in Meredith's largest advertising categories - food, prescription and non-prescription drugs, and home. Combined, advertising pages in these categories declined more than 20 percent, accounting for about 75 percent of total fourth-quarter advertising page declines.

"These categories are staples of the American economy, and have consistently outpaced advertising industry growth rates," Lacy said, noting the 15 percent overall gain for Meredith in the food category in fiscal 2008. "We're confident they will serve us well in the long-term. In addition, we increased net advertising revenue per page in fiscal 2008, due to a very detailed and aggressive pricing strategy."

Meredith's growing consumer connection was confirmed in the Spring 2008 Mediamark Research and Intelligence report, which is heavily used by advertisers. Meredith titles increased their total audience by more than 4 percent. And eight of the 10 Meredith magazines measured gained total audience, including Better Homes and Gardens, Ladies' Home Journal and Parents.

Meredith's circulation profit contribution and related margin in its subscription activities increased in both fiscal 2008 and the fourth quarter, reflecting the strength of Meredith's consumer appeal. Circulation revenues declined, as expected, due primarily to the ongoing transition of Parents, Family Circle and Fitness magazines away from third-party sources to Meredith's more profitable direct-to-publisher model.

Meredith Integrated Marketing delivered another outstanding year as operating profit rose almost 75 percent to $30 million and revenues rose nearly 50 percent to $156 million. Results included increased contributions from three acquisitions in the last two years: Genex, New Media Strategies and Directive. On a comparable basis, Meredith Integrated Marketing revenues rose 25 percent and operating profit rose 30 percent, due to continued growth in custom publishing activities and strong performance from online agency O'Grady Myers, acquired in April 2006.

Publishing's retail book operations experienced softer retail sales and higher-than-expected returns during fiscal 2008. Meredith has taken a number of actions to reposition its book operations, including focusing on titles with the Better Homes and Gardens imprint and certain other licensed brands. These steps are expected to improve financial performance going forward.

Broadcasting

Fiscal 2008 Broadcasting operating profit was $78 million. Excluding the special charge, operating profit was $79 million. Fiscal 2007 operating profit was $107 million, which included $33 million in net political advertising revenues. EBITDA was $105 million, compared to $131 million in fiscal 2007. Revenues were $319 million, compared to $348 million in fiscal 2007.

For the fourth quarter, operating profit was $18 million. Excluding the special charge, operating profit was $19 million. Fiscal 2007 operating profit was $28 million. EBITDA was $26 million, compared to $34 million in fiscal 2007. Revenues were $79 million, compared to $84 million in fiscal 2007.

In the first half of the fiscal year, non-political advertising revenues increased 4 percent, driven by growth in online advertising and the categories of professional services and telecommunications. In the second half, a decline in automotive advertising, along with weaker performance in retail and movies, led to a decline in non-political advertising revenues.

"In fiscal 2008 we increased our emphasis on developing non-traditional sources of revenues such as unique sales initiatives, our station Web sites, retransmission fees and our video creation business," Lacy said.

For example, Broadcasting online and video-related revenues increased more than 80 percent in fiscal 2008. Average unique visitors increased more than 300 percent and page views doubled. More than 1.3 million videos were streamed each month during the year.

Meredith Video Solutions is growing rapidly. The Better show, which features content inspired by Meredith's publishing brands, will be carried in more than 35 markets beginning this fall. Additionally, Comcast video on demand customers downloaded more than 600,000 Parents TV videos in fiscal 2008.

OTHER FINANCIAL INFORMATION

Meredith generated more than $150 million in free cash flow during fiscal 2008, including nearly $20 million in the fourth quarter. Meredith repurchased approximately 3.2 million shares in fiscal 2008, nearly triple the 1.1 million shares repurchased in fiscal 2007. Meredith has 2.7 million shares remaining under current share repurchase authorizations.

Meredith increased its quarterly dividend rate 16 percent to 21-1/2 cents per share in January. Meredith has paid a dividend for 61 consecutive years and has increased its dividend for 15 consecutive years.

Despite significant increases in paper and postage costs and the special charge, Meredith limited its increase in expenses to just 1 percent in fiscal 2008, reflecting disciplined expense management. Unallocated corporate expenses decreased during the year, primarily due to lower employee benefit costs and management incentives accruals.

Total debt was $485 million and the weighted average interest rate was approximately 4.7 percent as of June 30, 2008. Meredith's debt-to-EBITDA ratio is a conservative 1.5-to-1.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached consolidated statements of earnings.

OUTLOOK

Many of Meredith's largest advertisers continue to face a challenging economic environment and the resulting advertising weakness - along with increased paper costs - will impact the company's performance at least through the first half of fiscal 2009.

Currently, fiscal 2009 first-quarter Publishing advertising revenues are down in the high-teens compared to the first quarter of fiscal 2008, when Meredith posted 11 percent growth in Publishing advertising revenues. Broadcasting advertising pacings are currently down in the mid-teens. Meredith expects approximately $20 to $25 million in political advertising revenues at its television stations in fiscal 2009, with the majority coming in the second fiscal quarter.

Meredith expects fiscal 2009 paper prices will average approximately 25 percent higher than fiscal 2008. Meredith expects its average tax rate will be approximately 43.5 percent in the first quarter, and 39.5 percent for full fiscal 2009.

Currently, Meredith expects full-year fiscal 2009 earnings per share to be in the $2.50 to $3.00 range, and first quarter earnings per share to be in the $0.40 to $0.45 range.

A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for fiscal 2009 and the first quarter. These include overall advertising volatility; the amount of political advertising revenues generated at its broadcast television stations, particularly in the first and second quarters; the performance of Meredith's retail businesses; and paper prices and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain SEC filings.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on July 30, 2008, at 11 a.m. EDT (10 a.m. CDT) to discuss fiscal 2008 results. A live webcast will be accessible to the public on www.meredith.com, and a replay will be available for one week after the call. A transcript will be available within 48 hours following the call on www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate Meredith's performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify Meredith's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use as they include certain contractual and non-discretionary expenditures.

Results excluding the special charge recorded in the fourth quarter of fiscal 2008 are also supplemental non-GAAP financial measures. Management believes the special charge is not reflective of Meredith's ongoing business activities. While results excluding the special charge are not a substitute for reported earnings results under GAAP, management believes this information is useful as an aid in better understanding Meredith's current performance, performance trends and financial condition. Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting Meredith's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcasting pacings and publishing advertising revenues, along with Meredith's earnings per share outlook. Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting Meredith's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. Meredith undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP: www.meredith.com) is the leading media and marketing company serving American women.  Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith then uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners.  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. The goals of these programs are to increase consumer loyalty and produce repeated consumer interaction.  In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Meredith employs approximately 3,500 people throughout the United States. Meredith's 2008 annual revenues were $1.6 billion.

Shareholder/Financial Analyst Contact: Mike Lovell Director of Investor Relations Phone: (515) 284.3622 E-mail: Mike.Lovell@Meredith.com	Media Contact: Art Slusark VP/Corporate Communications Phone: (515) 284.3404 E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries Consolidated Statements of Earnings - Unaudited

Three Months			Twelve Months
Period Ended June 30,	2008	2007	2008	2007
(In thousands except per share data)
Revenues
Advertising	$227,522	$259,260	$951,325	$981,953
Circulation	73,299	81,707	313,616	335,706
All other	84,372	87,503	321,590	298,326
Total revenues	385,193	428,470	1,586,531	1,615,985
Operating expenses
Production, distribution, and editorial	176,601	170,555	688,868	663,345
Selling, general, and administrative	157,993	159,001	606,987	619,361
Depreciation and amortization	13,172	11,681	49,171	45,030
Total operating expenses	347,766	341,237	1,345,026	1,327,736
Income from operations	37,427	87,233	241,505	288,249
Interest income	192	414	1,090	1,586
Interest expense	(5,106)	(5,849)	(22,390)	(27,182)
Earnings from continuing operations before income taxes	32,513	81,798	220,205	262,653
Income taxes	13,505	32,148	86,100	93,823
Earnings from continuing operations	19,008	49,650	134,105	168,830
Income (loss) from discontinued operations, net of taxes	151	1,864	567	(6,484)
Net earnings	$19,159	$51,514	$134,672	$162,346

Basic earnings per share
Earnings from continuing operations	$0.42	$1.03	$2.86	$3.51
Discontinued operations	-	0.04	0.01	(0.13)
Basic earnings per share	$0.42	$1.07	$2.87	$3.38
Basic average shares outstanding	45,957	48,120	46,928	48,048

Diluted earnings per share
Earnings from continuing operations	$0.41	$1.01	$2.82	$3.44
Discontinued operations	-	0.04	0.01	(0.13)
Diluted earnings per share	$0.41	$1.05	$2.83	$3.31
Diluted average shares outstanding	46,177	49,259	47,585	49,108

Dividends paid per share	$0.215	$0.185	$0.800	$0.690

Meredith Corporation and Subsidiaries Segment Information - Unaudited

	Three Months		Twelve Months
Period Ended June 30,	2008	2007	2008	2007
(In thousands)
Revenues
Publishing	$306,322	$344,718	$1,267,926	$1,268,153
Broadcasting
Non-political advertising	73,246	81,230	304,922	309,350
Political advertising	1,507	292	5,447	33,216
Other revenues	4,118	2,230	8,236	5,266
Total broadcasting	78,871	83,752	318,605	347,832
Total revenues	$385,193	$428,470	$1,586,531	$1,615,985

Operating profit
Publishing	$25,557	$69,724	$190,194	$216,356
Broadcasting	18,030	27,762	77,860	106,804
Unallocated corporate	(6,160)	(10,253)	(26,549)	(34,911)
Income from operations	$37,427	$87,233	$241,505	$288,249

Depreciation and amortization
Publishing	$4,794	$4,845	$20,391	$18,714
Broadcasting	7,686	6,153	26,655	24,171
Unallocated corporate	692	683	2,125	2,145
Total depreciation and amortization	$13,172	$11,681	$49,171	$45,030

EBITDA [1]
Publishing	$30,351	$74,569	$210,585	$235,070
Broadcasting	25,716	33,915	104,515	130,975
Unallocated corporate	(5,468)	(9,570)	(24,424)	(32,766)
Total EBITDA	$50,599	$98,914	$290,676	$333,279

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2008	June 30, 2007
(In thousands)
Current assets
Cash and cash equivalents	$37,644	$39,220
Accounts receivable, net	230,978	267,419
Inventories	44,085	48,836
Current portion of subscription acquisition costs	59,939	70,553
Current portion of broadcast rights	10,779	11,307
Other current assets	19,665	15,305
Total current assets	403,090	452,640
Property, plant, and equipment	446,935	445,846
Less accumulated depreciation	(247,147)	(239,820)
Net property, plant, and equipment	199,788	206,026
Subscription acquisition costs	60,958	66,309
Broadcast rights	7,826	9,309
Other assets	74,472	101,178
Intangible assets, net	781,154	794,996
Goodwill	532,332	459,493
Total assets	$2,059,620	$2,089,951

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$75,000	$100,000
Current portion of long-term broadcast rights payable	11,141	12,069
Accounts payable	79,028	78,156
Accrued expenses and other liabilities	124,600	105,359
Current portion of unearned subscription revenues	175,261	191,445
Total current liabilities	465,030	487,029
Long-term debt	410,000	375,000
Long-term broadcast rights payable	17,186	18,584
Unearned subscription revenues	157,872	167,873
Deferred income taxes	139,598	166,597
Other noncurrent liabilities	82,079	41,667
Total liabilities	1,271,765	1,256,750
Shareholders' equity
Common stock	36,295	38,970
Class B stock	9,181	9,262
Additional paid-in capital	52,693	54,842
Retained earnings	701,205	727,628
Accumulated other comprehensive income (loss)	(11,519)	2,499
Total shareholders' equity	787,855	833,201
Total liabilities and shareholders' equity	$2,059,620	$2,089,951

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)

Twelve Months Ended June 30,	2008	2007
(In thousands)
Net cash provided by operating activities	$255,964	$210,522

Cash flows from investing activities
Acquisitions of businesses	(73,645)	(30,303)
Additions to property, plant, and equipment	(29,620)	(42,599)
Proceeds from disposition of assets	7,855	7,658
Net cash used in investing activities	(95,410)	(65,244)

Cash flows from financing activities
Proceeds from issuance of long-term debt	335,000	190,000
Repayments of long-term debt	(325,000)	(280,000)
Purchases of Company stock	(150,377)	(58,710)
Proceeds from common stock issued	14,265	41,673
Dividends paid	(37,344)	(33,248)
Excess tax benefits from share-based payments	1,475	3,514
Other	(149)	-
Net cash used in financing activities	(162,130)	(136,771)
Net increase (decrease) in cash and cash equivalents	(1,576)	8,507
Cash and cash equivalents at beginning of year	39,220	30,713
Cash and cash equivalents at end of year	$37,644	$39,220

Meredith Corporation and Subsidiaries								Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Charge - During the fourth quarter of fiscal 2008, Meredith recorded a special charge which relates primarily to further focusing the scope of its book operations. The special charge included adjusting certain book royalties, art and editorial, and inventory accounts, as well as severance for eliminated positions in book and elsewhere in the Company. Please see Meredith's press release dated June 5, 2008 for additional information relating to the special charge.

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge. Results of operations excluding the special charge are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended June 30, 2008	Three Months				Twelve Months
(In thousands except per share data)	Excluding Special Charge	Special Charge		As Reported	Excluding Special Charge	Special Charge		As Reported
Revenues
Advertising	$227,522	$-		$227,522	$951,325	$-		$951,325
Circulation	73,299	-		73,299	313,616	-		313,616
All other	93,051	(8,679	) (a)	84,372	330,269	(8,679	) (a)	321,590
Total revenues	393,872	(8,679)		385,193	1,595,210	(8,679)		1,586,531
Operating expenses
Production, distribution, and editorial	172,115	4,486	(b)	176,601	684,382	4,486	(b)	688,868
Selling, general, and administrative	144,727	13,266	(c)	157,993	593,721	13,266	(c)	606,987
Depreciation and amortization	13,172	-		13,172	49,171	-		49,171
Total operating expenses	330,014	17,752		347,766	1,327,274	17,752		1,345,026
Income from operations	63,858	(26,431)		37,427	267,936	(26,431)		241,505
Interest income	192	-		192	1,090	-		1,090
Interest expense	(5,106)	-		(5,106)	(22,390)	-		(22,390)
Earnings from continuing operations before income taxes	58,944	(26,431)		32,513	246,636	(26,431)		220,205
Income taxes	23,839	(10,334)		13,505	96,434	(10,334)		86,100
Earnings from continuing operations	35,105	(16,097)		19,008	150,202	(16,097)		134,105
Income from discontinued operations, net of taxes	151	-		151	567	-		567
Net earnings	$35,256	$(16,097	) $	19,159	$150,769	$(16,097	) $	134,672

Basic earnings per share
Earnings from continuing operations	$0.77	$(0.35	) $	0.42	$3.20	$(0.34	) $	2.86
Discontinued operations	-	-		-	0.01	-		0.01
Basic earnings per share	$0.77	$(0.35	) $	0.42	$3.21	$(0.34	) $	2.87
Basic average shares outstanding	45,957	45,957		45,957	46,928	46,928		46,928

Diluted earnings per share
Earnings from continuing operations	$0.76	$(0.35	) $	0.41	$3.16	$(0.34	) $	2.82
Discontinued operations	-	-		-	0.01	-		0.01
Diluted earnings per share	$0.76	$(0.35	) $	0.41	$3.17	$(0.34	) $	2.83
Diluted average shares outstanding	46,177	46,177		46,177	47,585	47,585		47,585

Notes
(a) Increase in book sales return allowance
(b) Write-Down of book inventory and editorial prepaid expenses
(c) Severance expense, write-down of book royalty, and bad debt reserve for Home Interiors Group receivable

Meredith Corporation and Subsidiaries Segment Information (Unaudited)								Table 2

The following table shows results of operations excluding the special charge and as reported with the difference being the special charge. Results of operations excluding the special charge are non-GAAP measures. Management's rationale for presenting non-GAAP measures is included in the text of this earnings release.

Period Ended June 30, 2008	Three Months				Twelve Months
(In thousands)	Excluding Special Charge	Special Charge		As Reported	Excluding Special Charge	Special Charge		As Reported
Revenues
Publishing	$315,001	$(8,679	) (a)	$306,322	$1,276,605	$(8,679	) (a)	$1,267,926
Broadcasting
Non-political advertising	73,246	-		73,246	304,922	-		304,922
Political advertising	1,507	-		1,507	5,447	-		5,447
Other revenues	4,118	-		4,118	8,236	-		8,236
Total broadcasting	78,871	-		78,871	318,605	-		318,605
Total revenues	$393,872	$(8,679)		$385,193	$1,595,210	$(8,679)		$1,586,531

Operating profit
Publishing	$50,424	$(24,867	) (b)	$25,557	$215,061	$(24,867	) (b)	$190,194
Broadcasting	19,449	(1,419	) (c)	18,030	79,279	(1,419	) (c)	77,860
Unallocated corporate	(6,015)	(145	) (d)	(6,160)	(26,404)	(145	) (d)	(26,549)
Income from operations	$63,858	$(26,431)		$37,427	$267,936	$(26,431)		$241,505

Depreciation and amortization
Publishing	$4,794	$-		$4,794	$20,391	$-		$20,391
Broadcasting	7,686	-		7,686	26,655	-		26,655
Unallocated corporate	692	-		692	2,125	-		2,125
Total depreciation and amortization	$13,172	$-		$13,172	$49,171	$-		$49,171

EBITDA [1]
Publishing	$55,218	$(24,867	) (b)	$30,351	$235,452	$(24,867	) (b)	$210,585
Broadcasting	27,135	(1,419	) (c)	25,716	105,934	(1,419	) (c)	104,515
Unallocated corporate	(5,323)	(145	) (d)	(5,468)	(24,279)	(145	) (d)	(24,424)
Total EBITDA [1]	$77,030	$(26,431)		$50,599	$317,107	$(26,431)		$290,676

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization

Notes
(a) Increase n book sales return allowance

(b)  Increase in book sales return allowance; write-down of book inventory, book royalty, and editorial prepaid expense; bad debt reserve for Home Interiors Group receivable, and severance expense for Publishing operations

(c) Severance expense for Broadcasting operations
(d) Severance expense for Corporate personnel

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures								Table 3

EBITDA

Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended June 30, 2008				Twelve Months Ended June 30, 2008
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 306,322	$ 78,871	$ -	$ 385,193	$ 1,267,926	$ 318,605	$ -	$ 1,586,531
Operating profit	$ 25,557	$ 18,030	$ (6,160)	$ 37,427	$ 190,194	$ 77,860	$ (26,549)	$ 241,505
Depreciation and amortization	4,794	7,686	692	13,172	20,391	26,655	2,125	49,171
EBITDA	$ 30,351	$ 25,716	$ (5,468)	50,599	$ 210,585	$ 104,515	$ (24,424)	290,676
Less:
Depreciation and amortization				(13,172)				(49,171)
Net interest expense				(4,914)				(21,300)
Income taxes				(13,505)				(86,100)
Earnings from continuing operations				$ 19,008				$ 134,105
Segment EBITDA margin	9.9%	32.6%			16.6%	32.8%

	Three Months Ended June 30, 2007				Twelve Months Ended June 30, 2007
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 344,718	$ 83,752	$ -	$ 428,470	$ 1,268,153	$ 347,832	$ -	$ 1,615,985
Operating profit	$ 69,724	$ 27,762	$ (10,253)	$ 87,233	$ 216,356	$ 106,804	$ (34,911)	$ 288,249
Depreciation and amortization	4,845	6,153	683	11,681	18,714	24,171	2,145	45,030
EBITDA	$ 74,569	$ 33,915	$ (9,570)	98,914	$ 235,070	$ 130,975	$ (32,766)	333,279
Less:
Depreciation and amortization				(11,681)				(45,030)
Net interest expense				(5,435)				(25,596)
Income taxes				(32,148)				(93,823)
Earnings from continuing operations				$ 49,650				$ 168,830
Segment EBITDA margin	21.6%	40.5%			18.5%	37.7%

FREE CASH FLOW					Table 4

Free cash flow, which is reconciled to earnings from continuing operations in the following table, is defined as earnings from continuing operations plus depreciation and amortization less capital expenditures.

	Three Months		Twelve Months
Period ended June 30,	2008	2007	2008	2007
(In thousands)
Free cash flow	$17,972	$47,746	$153,656	$171,261
Depreciation and amortization	(13,172)	(11,681)	(49,171)	(45,030)
Capital expenditures	14,208	13,585	29,620	42,599
Earnings from continuing operations	$19,008	$49,650	$134,105	$168,830